Exhibit 99.1
Whiting USA Trust I
FOR IMMEDIATE RELEASE
Austin, Texas, May 5, 2011 — Whiting USA Trust I (NYSE Symbol — WHX) announced the second Trust distribution in 2011, which relates to net profits generated during the first quarterly payment period of 2011.
Unitholders of record on May 20, 2011 will receive a distribution amounting to $10,103,152 or $0.728739 per unit, which is payable on or before May 31, 2011.
Volumes, price and net profits for the payment period were:

Sales Volumes:
Oil (Bbls)	185,376
Natural Gas (Mcf)	750,545

Total (BOE)	310,467

Average Sales Prices:
Oil (per Bbl)	$79.25
Natural Gas (per Mcf)	$4.16
Gross Proceeds:
Oil Sales	$14,690,169
Natural Gas Sales	3,124,601

Total Gross Proceeds	$17,814,770

Costs:
Lease Operating Expenses	$6,417,254
Production Taxes	1,278,228
Realized Gains on Hedge Settlements	(1,339,127)

Total Costs	$6,356,355

Net Profits	$11,458,415
Percentage allocable to Trust’s Net Profits Interest	90%

Total cash available for the Trust	$10,312,573
Provision for estimated Trust expenses	(150,000)
Montana state income taxes withheld	(59,421)

Net cash proceeds available for distribution	$10,103,152

Trust units outstanding	13,863,889

Cash distribution per Trust unit	$0.728739

This press release contains forward-looking statements, including all statements made in this press release other than statements of historical fact. No assurances can be given that such statements will prove to be correct. The announced distributable amount is based, in part, on the amount of cash received or expected to be received by the Trust from Whiting Petroleum Corporation pursuant to the net profits interest with respect to the relevant quarterly period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust, fluctuations in oil and natural gas prices, uncertainty of estimates of oil and natural gas reserves and production, risks inherent in operation and production of oil and gas properties and future production costs. Statements made in this press release are qualified by the cautionary statements made in this press release. The Trustee does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	Whiting USA Trust I The Bank of New York Mellon Trust Company, N.A., as Trustee Mike Ulrich (512) 236-6599 919 Congress Avenue, Austin, TX 78701 www.businesswire.com/cnn/whx.htm

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